John Hancock        Variable Life Insurance Company           John Hancock Place
                                                     Boston, Massachusetts 02117
                                                                [1-800-521-1234]


INSUREDS         John Hancock       TOTAL SUM INSURED AT ISSUE        $2,500,000
                 Dorothy Hancock

POLICY NUMBER    9-000001           DATE OF ISSUE               November 1, 1999

DEATH BENEFIT    OPTION 1 (See Section 4)

       PLAN      Variable Estate Protection II

                          JOINT VARIABLE LIFE INSURANCE

The John Hancock Variable Life Insurance Company agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Surviving Insured if such death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. The Death Benefit (see Section 4) will be payable, subject to the "Deferral of Determinations and Payments" provision, on receipt at the Servicing Office of the Company of due proof of the Surviving Insured's death. Also, due proof of the death of the first Insured to die must be given to us when such death occurs.

The Death Benefit of this policy may increase or decrease based on the experience of the Separate Accounts. A portion of the Death Benefit may be guaranteed, if the Guaranteed Minimum Death Benefit feature is elected and if premiums are paid as described in Section 6.

This policy, which includes any Riders which are a part of the policy on delivery, is issued in consideration of the application and the payment of the Minimum Initial Premium shown on Page 3.

The Policy Specifications on pages 3 and 4 and the conditions and provisions on this and the following pages are part of the policy.

Signed for the Company at Boston, Massachusetts:




PRESIDENT                                                       SECRETARY

Variable Survivorship Policy
Flexible Premiums
Death Benefit payable at death of Surviving Insured
Not eligible for dividends
Schedule of benefits and premiums and the policy class are shown on Page 3

To the extent any benefit, payment, or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy may provide a Guaranteed Minimum Death Benefit, if such option is elected at issue and if premiums are paid as described in Section 6.

Right to Cancel--The Owner may surrender this policy by delivering or mailing it to the Servicing Office of the Company (or to the agent or agency office through which it was delivered) within 10 days after receipt by the Owner of the policy. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on it will be refunded within 10 days after timely surrender of the policy.

     99VEP                                                          VS0199

                     Policy Provisions
           -------------------------------------
  Section
       1.  Policy Specifications
       2.  Table of Rates
       3.  Definitions
       4.  Death Benefit
       5.  Payments
       6.  Guaranteed Minimum Death Benefit
       7.  Grace Period
       8.  Account Value
       9.  Charges
      10.  Loans
      11.  Surrenders And Withdrawals
      12.  Basis Of Computations
      13.  Separate Accounts
      14.  Allocation To Subaccounts
      15.  Investment Policy Change
      16.  Annual Report To Owner
      17.  Reinstatement
      18.  Owner and Beneficiary
      19.  Interest On Proceeds
      20.  Transfer of Assets During First
           24 Months
      21.  Deferral Of Determinations And
           Payments
      22.  Claims Of Creditors
      23.  Assignment
      24.  Incontestability
      25.  Misstatements
      26.  Suicide
      27.  The Contract
      28.  Settlement Provisions

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS
--------------------------------------------------------------------------------

Names of Insureds      [John Hancock]                       [Dorothy Hancock]

Age of Issue           [55]                                        [57]

Sex                    [Male]                                    [Female]

Premium Class          [Standard Non-Tobacco]             [Standard Non-Tobacco]

Owner, Beneficiary     As designated in the application subject to Section 18 of
                         the policy

Policy Number          [9-000001]                         Plan  Variable Estate
                                                                Protection II

Date of Issue          [November 1, 1999]          Sum Insured

                                         Basic Sum Insured at Issue $[1,500,000]

                                          Additional Sum Insured at $[1,000,000]
                                                              Issue ------------
                                                                    ------------
                                         Total Sum Insured at Issue $[2,500,000]


Death Benefit Option at Issue          [Option A]
             Tax Test Elected          [Cash Value Accumulation Test]


                       Other Benefits and Specifications
                       ---------------------------------


             Four Year Level Term Rider

              Enhanced Cash Value Rider

Guaranteed Minimum Death Benefit to Age
                             100 Option

                    Policy Split Option

Age 100 Waiver of Charges Rider


                                    PREMIUMS
                                    --------


                    Planned Premium    $[30,005.82] per year

                     Target Premium    $[30,005.82] per year

            Minimum Initial Premium    $[7,501.46]

Guaranteed Minimum Death Benefit to    $[25,504.95] per year
                    Age 100 Premium

                   Billing Interval     [Annual]


Notice: The actual premiums paid will affect the Account Value and the duration of insurance coverage, and will affect the Death Benefit if the Account Value affects the Death Benefit. Even if the Planned Premiums shown above are paid as scheduled, they may not be sufficient to continue the policy in force until the death of the Surviving Insured. The policy will continue in force until the death of the Surviving Insured only if on each Processing Date actual premiums paid plus actual interest credited less any Surrender Charge, any Withdrawals, and any indebtedness is sufficient to provide for all Policy Charges when due, except as provided in Section 4 under "Guaranteed Minimum Death Benefit to Age 100" and as provided in Section 8, Grace Period.

3                                                                    VS0399

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------

                             CURRENT POLICY CHARGES
                             ----------------------

Deductions from Premium Payments*


           Sales Charge
                           Policy      Up to Target     Excess
                           Years         Premium       Premium
                        -----------------------------------------

                             1             30%           3.5%
                        -----------------------------------------
                            2-5            15%           3.5%
                        -----------------------------------------
                            6-10           10%           3.5%
                        -----------------------------------------
                           11-20            3%            3%
                        -----------------------------------------
                            21+             0%            0%
                        -----------------------------------------


          State Premium Tax  2.35% of Payments
            Federal DAC Tax  1.25% of Payments
  Premium Processing Charge  1.25% of Payments
        Enhanced Cash Value  2% of the cumulative Premiums paid in the first
               Rider Charge  Policy Year, up to Target Premium


Monthly Deductions from Account Value*

      Administrative Charge    $7.50 for all Policy Years plus $.01 per $1,000
                               of Total Sum Insured at Issue for first 10 Policy
                               Years

               Issue Charge    $55.55 for first 5 Policy Years plus $.02 per
                               $1,000 of Total Sum Insured at Issue for first 3
                               Policy Years

   Cost of Insurance Charge    Determined in accordance with Section 9, and
                               deducted each month for all Policy Years.

 Four Year Level Term Rider    Deducted for the first 4 Policy Years.
                    Charge

  Age 100 Waiver of Charges    Deductions beginning in Policy Year 6.
               Rider Charge

   Guaranteed Minimum Death    $.01 per $1,000 of Basic Sum Insured for Policy
             Benefit Charge    Years 11 and later

 Policy Split Option Charge    $.03 per $1,000 of Total Sum Insured for all
                               Policy Years.

    Asset-Based Risk Charge    .0669% of Separate Account assets for the first
                               15 Policy Years.

                               .0418% of Separate Account assets for the Policy Years 16 and later.


*We reserve the right to change the amount or percentage of any of these charges, but no charge will exceed the amount or percentage shown in the Section 1, Maximum Policy Charges.

3A                                                                  VS03A99

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------

                            MAXIMUM POLICY CHARGES
                            ----------------------

Deductions from Premium Payments

           Sales Charge
                           Policy      Up to Target     Excess
                           Years         Premium       Premium
                        -----------------------------------------

                             1             30%           3.5%
                        -----------------------------------------
                            2-5            15%           3.5%
                        -----------------------------------------
                            6-10           10%           3.5%
                        -----------------------------------------
                           11-20            4%            3%
                        -----------------------------------------
                            21+             3%            3%
                        -----------------------------------------


          State Premium Tax  2.35% of Payments
            Federal DAC Tax  1.25% of Payments
  Premium Processing Charge  1.25% of Payments
        Enhanced Cash Value  2% of the cumulative Premiums paid in the first
              Rider Charge   Policy Year, up to Target Premium

Monthly Deductions from Account Value


      Administrative Charge    $10.00 for all Policy Years plus $.03 per $1,000
                               of Total Sum Insured at Issue for all Policy
                               Years

               Issue Charge    $55.55 for first 5 Policy Years plus $.02 per
                               $1,000 of Total Sum Insured at Issue for first 3
                               Policy Years

   Cost of Insurance Charge    Determined in accordance with  Section 9, and
                               deducted each month for all Policy Years; see
                               Table of Rates, Section 2, for Maximum Monthly
                               Rates used to determine Cost of Insurance.

 Four Year Level Term Rider    Deducted for the first 4 Policy Years.
                     Charge

  Age 100 Waiver of Charges    Deductions beginning in Policy Year 6; see Table
               Rider Charge    of Rates, Section 2.

   Guaranteed Minimum Death    $.03 per $1,000 of Basic Sum Insured for Policy
             Benefit Charge    Years 11 and later

 Policy Split Option Charge    $.03 per $1,000 of Total Sum Insured for all
                               Policy Years.

    Asset-Based Risk Charge    .0753% of Separate Account assets for all Policy
                               Years.
3B                                                                  VS03B99

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------


Insureds   [John Hancock]                Plan    [Variable Estate Protection II]

           [Dorothy Hancock]

                                Policy Number    [9-000001]

                          Rider Date of Issue    [November 1, 1999]


                                Rider Information
--------------------------------------------------------------------------------
A.  Enhanced Cash Value Rider     Additional cash value available upon surrender
                                  during the first 4 Policy Years, equal to the following percentages of the cumulative
                                  Premiums paid in the first Policy Year, up to the Target Premium :

                            Policy Year                          ECV
                            Percentage
                                 1                               19%

                                 2                               17%

                                 3                               14%

                                 4                               8%

                                 5+                              0%
--------------------------------------------------------------------------------

B.  4 Year Level Term Benefit Table of Monthly Charges

--------------------------------------------------------------------------------
                                 4 Year Level Term
                      Monthly Rate per 1,000 of Benefit Amount
                      ----------------------------------------
    Policy Year
--------------------
--------------------------------------------------------------
         1                                              0.0057
--------------------------------------------------------------
         2                                              0.0057
--------------------------------------------------------------
         3                                              0.0057
--------------------------------------------------------------
         4                                              0.0057
--------------------------------------------------------------

C.  Age 100 Waiver of Charges Rider

--------------------------------------------------------------------------------
                                   Description
--------------------------------------------------------------------------------
While this rider is in full force and effect, the Total Sum Insured will not be reduced and policy Charges are waived beginning on the policy anniversary nearest the younger Insured's 100th birthday.
--------------------------------------------------------------------------------

3C                                                                       VS03C99

--------------------------------------------------------------------------------
2. TABLE OF RATES
--------------------------------------------------------------------------------

A.  RATE TABLE

                 Maximum Monthly
               Rates per $1,000 of    Required Additional   Optional Extra Death
 Policy Year   Net Amount at Risk/1/  Death Benefit Factor    Benefit Factor
 -----------   ---------------------  --------------------    --------------
      1              0.0046                  2.9801                 7.8049
      2              0.0152                  2.8658                 7.2956
      3              0.0280                  2.7565                 6.8221
      4              0.0437                  2.6520                 6.3818
      5              0.0629                  2.5521                 5.9724

      6              0.0868                  2.4568                 5.5917
      7              0.1167                  2.3657                 5.2379
      8              0.1543                  2.2789                 4.9091
      9              0.2005                  2.1963                 4.6039
     10              0.2570                  2.1177                 4.3206

     11              0.3243                  2.0430                 4.0578
     12              0.4029                  1.9721                 3.8139
     13              0.4950                  1.9049                 3.5877
     14              0.6040                  1.8411                 3.3777
     15              0.7343                  1.7807                 3.1828

     16              0.8938                  1.7236                 3.0020
     17              1.0981                  1.6696                 2.8345
     18              1.3290                  1.6191                 2.6798
     19              1.6170                  1.5716                 2.5366
     20              1.9569                  1.5273                 2.4046

     21              2.3473                  1.4861                 2.2829
     22              2.7896                  1.4477                 2.1705
     23              3.2884                  1.4122                 2.0667
     24              3.8511                  1.3791                 1.9705
     25              4.4913                  1.3485                 1.8812

     26              5.2272                  1.3201                 1.7982
     27              6.0741                  1.2939                 1.7208
     28              7.0339                  1.2699                 1.6508
     29              8.1112                  1.2479                 1.5876
     30              9.2903                  1.2279                 1.5306

--------------------------------------------------------------------------------
2. TABLE OF RATES, continued
--------------------------------------------------------------------------------

A.  RATE TABLE

                 Maximum Monthly
               Rates per $1,000 of    Required Additional   Optional Extra Death
 Policy Year   Net Amount at Risk/1/  Death Benefit Factor     Benefit Factor
 -----------   ---------------------  --------------------     --------------
     31              10.5623                 1.2097                 1.4794
     32              11.9066                 1.1932                 1.4332
     33              13.3224                 1.1780                 1.3915
     34              14.7926                 1.1640                 1.3535
     35              16.3317                 1.1508                 1.3187

     36              17.9645                 1.1382                 1.2863
     37              19.7380                 1.1259                 1.2557
     38              21.7697                 1.1137                 1.2263
     39              24.2945                 1.1012                 1.1978
     40              27.8333                 1.0885                 1.1698

     41              33.2518                 1.0756                 1.1426
     42              41.7220                 1.0632                 1.1172
     43              52.9728                 1.0522                 1.0951
     44              54.7422                 1.0428                 1.0764
     45              83.1973                 1.0257                 1.0450

/1/Maximum Monthly Rates are based on the 1980 Commissioners Standard Ordinary Smoker or Nonsmoker Mortality Table, as the case may be.


4A                                                                       VS04A99

--------------------------------------------------------------------------------
2. TABLE OF RATES, continued
--------------------------------------------------------------------------------

D. Age 100 Waiver of Charges Rider

-------------------------------------------------------------------------
Table of Monthly Rates per thousand of Net Amount at Risk
-------------------------------------------------------------------------


Age/1/    Age 100 Waiver        Age/1/    Age 100 Waiver
----      Monthly Rate/2/       ----      Monthly Rate/2/
         --------------                 ---------------

 55         0.0000               83        0.0133
 56         0.0000               84        0.0133
 57         0.0000               85        0.0133
 58         0.0000               86        0.0133
 59         0.0000               87        0.0133
 60         0.0133               88        0.0133
 61         0.0133               89        0.0133
 62         0.0133               90        0.0133
 63         0.0133               91        0.0133
 64         0.0133               92        0.0133
 65         0.0133               93        0.0133
 66         0.0133               94        0.0133
 67         0.0133               95        0.0133
 68         0.0133               96        0.0133
 69         0.0133               97        0.0133
 70         0.0133               98        0.0133
 71         0.0133               99        0.0133
 72         0.0133
 73         0.0133
 74         0.0133
 75         0.0133
 76         0.0133
 77         0.0133
 78         0.0133
 79         0.0133
 80         0.0133
 81         0.0133
 82         0.0133

1. For purposes of this Table, on a policy anniversary, "age" means the age of the younger Insured based upon his or her birthday nearest such policy anniversary. That "age" will apply until the next anniversary.

2. The monthly Charge for this rider on a Processing Date equals the applicable Age 100 Waiver Monthly Rate times the Net Amount at Risk effective on that Processing Date.

4A                                                                       VSO4A99

4A                                                                       VSO4A99

--------------------------------------------------------------------------------
3. DEFINITIONS
--------------------------------------------------------------------------------

The term "age" means age on the nearest birthday.

The term "Annual Processing Date" means each 12th Processing Date starting with the Processing Date next after the Date of Issue.

The term "Excess Premium" means that portion of the total Premiums received during any Policy Year that exceeds the Target Premium.

The term "Fixed Account" means an account established by us which accumulates at rates which we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account.

The term "Fund" means each division of a Series Fund which has a specific investment objective.

The term "in full force" means that this policy has not lapsed in accordance with Section 7.

The term "indebtedness" means the unpaid balance of a policy loan. As provided in Section 10, the policy loan amount includes accrued interest.

The term "Minimum Initial Premium" means the amount shown on Page 4.

The term "Net Premium" is defined in Section 5.

The term "payment" means, unless otherwise stated, payment at our Servicing Office.

The term "Planned Premium" means the amount that the Owner intends to pay, as indicated on the application.

The term "Policy Year" means (a) or (b) below whichever is applicable:

 (a) The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

 (b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

The term "Premium", unmodified, is defined in Section 5.

The term "Processing Date" means the first day of a policy month which immediately follows a Valuation Date. The Date of Issue is not a Processing Date.

The term "Separate Account", unmodified, means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.

The term "Series Fund" means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

The term "Servicing Office" means the Company's Servicing Office at the address shown onthe back cover of this policy.

The term "Superannuation Date" means the policy anniversary nearest the 100th birthday of the younger Insured. The Superannuation Date will occur whether or not the younger Insured is actually alive on that date.

The term "Subaccount" means a Variable Account or a Fixed Account.

The term "Surviving Insured" means the Insured who is living upon the death of the other Insured. If both Insureds die simultaneously, then the term "Surviving Insured" shall mean the younger of the two Insureds.

The term "Target Premium" means the amount shown on Page 3.

The term "Valuation Date" means any date on which we are open for business, the New York Stock Exchange is open for trading, and on which the Fund values its shares.

The term "Valuation Period" means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The term "Variable Account" means each division of a Separate Account which has a specific investment objective. The assets of each Variable Account are invested solely in shares of the corresponding Portfolio of a Fund.

The terms "we", "us", and "our" refer only to the John Hancock Variable Life Insurance Company.

The term "written notice" means, unless otherwise stated, a written notice filed at our Servicing Office.

The terms "you" and "your" refer only to the Owner(s) of this policy.

5                                                                         VS0599

--------------------------------------------------------------------------------
4. DEATH BENEFIT
--------------------------------------------------------------------------------

The Death Benefit is payable when the Surviving Insured dies while the policy is in full force. The Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death. If the Surviving Insured dies during a Grace Period, we will also deduct the amount of any unpaid monthly charges under Section 9.

The death benefit of the policy depends on which of the following Options is selected at the time the policy is issued:

  Option A: The death benefit is the Total Sum Insured, plus any Optional Extra Death Benefit (if elected) and any Required Additional Death Benefit as described below, and minus any withdrawals other than Terminated ASI Withdrawals Amounts (as described in Section 11).

  Option B: The death benefit is the Total Sum Insured plus the Policy Account Value on the date of death of the Surviving Insured, plus any Required Additional Death Benefit as described below. The death benefit will vary based on the amount of the Account Value.

The Total Sum Insured equals the sum of the Basic Sum Insured and any Additional Sum Insured (if elected).

Optional Extra Death Benefit Feature: If Option A is elected, the Owner may also elect an Optional Extra Death Benefit feature. If this feature is elected at issue, then on each Annual Processing Date, the death benefit of the policy will be divided by the Account Value, with the result compared to the applicable Optional Extra Death Benefit Factor shown in Section 2. If the result is less than the Optional Extra Death Benefit Factor, then Optional Extra Death Benefit will be purchased so that the death benefit of the policy divided by the Account Value will equal the applicable Factor.

The amount of Optional Extra Death Benefit will remain in effect for the balance of the Policy Year, and be paid for through monthly deductions from the Account Value, using the Cost of Insurance Rates in effect on each Monthly Processing Date.

Required Additional Death Benefit Feature: Current federal tax law requires a minimum death benefit in relation to cash value for a policy to qualify as life insurance. On any date, the death benefit of the policy will be increased if necessary to ensure that the policy will continue to qualify as life insurance. The Total Required Death Benefit will be the Account Value on the Processing Date, times the applicable Required Additional Death Benefit Factor shown in
Section 2.

The Required Additional Death Benefit on any such date will be the Total Required Death Benefit minus the sum of the Total Sum Insured and any Optional Extra Death Benefit, and, if Death Benefit Option A is elected, minus any withdrawals other than Terminated ASI Withdrawal Amounts (as described in Section 11).

The monthly deductions for the Required Additional Death Benefit will be based on the Cost of Insurance Rates then in effect.

If you have elected the Cash Value Accumulation Test we reserve the right to modify the Required Additional Death Benefit Factors, (or the Optional Extra Death Benefit Factors, if applicable) retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

Guaranteed Minimum Death Benefit to Age 100:

The Guaranteed Minimum Death Benefit Feature (the "GMDB Feature") extends beyond the tenth Policy Year only if page 3 so indicates.

If the GMDB Feature is in effect even though unpaid Section 9 charges exceed the policy's Surrender Value, a Guaranteed Minimum Death Benefit will be guaranteed upon the death of the Surviving Insured prior to the Superannuation Date, provided that the funding requirements described in Sections 6 and 7 continue to be met and there has not been a failure to repay on a timely basis any excess indebtedness in accordance with Section 10. The Guaranteed Minimum Death Benefit will be equal to the Basic Sum Insured minus any withdrawals other than Terminated ASI Withdrawal Amounts (as described in Section 11) minus any indebtedness on the date of death and minus any unpaid monthly charges under
Section 9.

Age 100 Reduction of Sum Insured

On the Superannuation Date, Death Benefit Options A and B (described above) will cease to apply. On that date, we will automatically set the Total Sum Insured equal to zero, and discontinue deduction of the Administrative Charge, the Cost of Insurance Charge, and the sum of the charges for ratings and riders which are part of the policy, if applicable, from the Account Value. As a result of such changes, the death benefit of the policy will then and thereafter be equal to the Account Value, and both the Optional Death Benefit Feature and the Required Death Benefit Feature will cease to apply. In no event will premium payments be accepted after the Superannuation Date.

--------------------------------------------------------------------------------
5. PAYMENTS
--------------------------------------------------------------------------------

Payments under the policy shall be made only to us at our Servicing Office. Planned premiums, as shown in the application for the policy, are scheduled to be paid on the first day of each payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 10 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct the applicable Sales Charge, the Premium Processing Charge, the State Premium Tax Charge, the Federal DAC Tax Charge, and the Enhanced Cash Value Rider Charge, if any. The remainder will constitute Net Premium.

Subject to any maximum limits we may impose, you may pay Premiums in excess of the Target Premium while this policy is in full force, provided each payment is at least $100. At our option, we may require evidence of insurability for any such excess Premium.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any Premium payment as of the Valuation Period in which we receive it, unless one of the following exceptions applies:

  (a) All amounts received prior to the Date of Issue will be processed as if received on the date preceding the Date of Issue.

  (b) If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the date preceding the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed as of the date of receipt.

  (c) The portion of any Premum payment for which we require evidence of the Insured's continued insurability will be processed on the first Valuation Date after we have received such evidence and found it satisfactory to us.

  (d) If we think our receipt of any premium payment (or portion thereof) would cause a problem for the policy under the Federal income tax laws, we reserve the right not to process such payment or portion. However, in the case of certain of such tax problems, you may provide us with written instructions to process such payment or portion notwithstanding the existence of the tax problem. If we receive such instructions and they are satisfactory to us, we will process the payment or portion on the first Valuation Date after we receive the instructions.

The following applies if the Tax Test elected for Federal income tax purposes is "Guideline Premium Test", as shown in Section 1.

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal tax purposes, notwithstanding any other provisions to the contrary. If at any time the premiums paid under the Policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any investment experience) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount (plus or minus any investment experience) is not refunded by then, the Sum Insured under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.

7                                                                  VS0799

The following applies if the Tax Test elected for Federal income tax purposes is "Cash Value Accumulation Test", as shown in Section 1.

We reserve the right to modify the Death Benefit Factors shown in Section 1, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for Federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

--------------------------------------------------------------------------------
6. GUARANTEED MINIMUM DEATH BENEFIT TO AGE 100
--------------------------------------------------------------------------------

If the Guaranteed Minimum Death Benefit feature has been elected to extend beyond the tenth Policy Year, it will so indicate in the Policy Specifications. The Guaranteed Minimum Death Benefit Premium Target equals the sum of all Guaranteed Minimum Death Benefit Premiums shown in Section 1 from the Date of Issue up to the date the Guaranteed Minimum Death Benefit Premium Target is being measured, with each such premium accumulated from its due date at an annual effective interest rate of 4%. In order to maintain the Guaranteed Minimum Death Benefit, the Cumulative Premium Balance defined below must exceed the Guaranteed Minimum Death Premium Target on each Monthly Processing Date.

The Cumulative Premium Balance is the amount equal to the sum of all Premiums paid less the sum of all withdrawals as described in Section 11, each accumulated at an annual effective interest rate of 4%. Such interest will be calculated from the date the Premium was credited or the date the withdrawal was made up to the date the Cumulative Premium Balance is being measured.

The Guaranteed Minimum Death Benefit feature will no longer be in effect on or after the Superannuation Date.

--------------------------------------------------------------------------------
7. GRACE PERIOD
--------------------------------------------------------------------------------

A. If the Guaranteed Minimum Death Benefit feature has been elected:

On each Processing Date, we will compare the Cumulative Premium Balance at the end of the immediately preceding Valuation Date to the Guaranteed Minimum Death Benefit Premium Target on that Valuation Date. If, on any such Processing Date, the Cumulative Premium Balance is less than the Guaranteed Minimum Death Benefit Premium Target, the Guaranteed Minimum Death Benefit will be deemed to be in default as of such Processing Date.

The amount by which the Guaranteed Minimum Death Benefit Premium Target exceeds the Cumulative Premium Balance is the "GMDB shortfall". Any GMDB shortfall may be paid within a grace period of 61 days after the date of default. We will send notice to your last known address at least 31 days before the end of the grace period specifying the minimum payment that you must make to continue the Guaranteed Minimum Death Benefit in force beyond the end of the grace period.

If a payment at least equal to the GMDB shortfall is received before the end of the grace period, the Guaranteed Minimum Death Benefit will remain in the policy. Any payment will be processed as of the date of receipt.

If a payment at least equal to the GMDB shortfall is not received by the end of the grace period, the Guaranteed Minimum Death Benefit feature will be removed from the policy. On the next Processing Date following the removal of the Guaranteed Minimum Death Benefit, and on each Processing Date thereafter, this policy will be tested as described in Subsection B.

If the policy contains Additional Sum Insured, in addition to the test described in Subsection A, it will be tested under Subsection B, to ensure that the policy is funded at a sufficient level to support the Additional Sum Insured.

If the Surviving Insured dies during the grace period, we will deduct from the proceeds the GMDB shortfall.

B. If the Guaranteed Minimum Death Benefit feature has not been elected or has been removed or if the policy contains Additional Sum Insured:

If, on any Processing Date, the Account Value at the end of the immediately preceding Valuation Date is less than the total of all Section 9 charges for that Processing Date, the policy will be deemed to be in default as of the Processing Date on which such determination is made. We will send notice to your last known address specifying the minimum amount you must pay to cure the default (the "Default Payment"). The Default Payment will be equal to a payment which, after deduction of all Section 5 charges, yields a Net Premium equal to the total of all Section 9 charges for the date of default and the next two Processing Dates.

If a payment at least equal to the amount in default is received before the end of a grace period of 61 days after the date the notice is mailed, the policy will then no longer be in default. Any payment received will be processed as a premium payment as of the date of receipt. When payment is received, any Section 9 charges which are past due and unpaid will be deducted from the Account Value.

If a payment at least equal to the Default Payment is not received by the end of the grace period, then either (a) if the Guaranteed Minimum Death Benefit is in effect, any Additional Sum Insured will be removed from the policy, or (b) if there is no Guaranteed Minimum Death Benefit in effect, this policy will lapse and any remaining value will be returned to you.

No Rider provisions will be in effect after the policy ceases to be in full force.

--------------------------------------------------------------------------------
8. ACCOUNT VALUE
--------------------------------------------------------------------------------

The Account Value as of the end of any Valuation Period is derived as follows:
   (a) We will determine the value of the Fixed Accounts and each Variable Account as of the end of the Valuation Period in accordance with Section 13.
   (b) We will then determine the share of this policy in the Fixed Account, if any, and in each Variable Account and the total value of such shares.
   (c)  We will then add any amount of Loan Assets (as described in Section 10).
   (d) We will then add any Net Premium received during the Valuation Period to the value derived in (c) above.
   (e) We will then compute and deduct all Section 9 Charges in the manner specified in Section 9.

--------------------------------------------------------------------------------
9. CHARGES
--------------------------------------------------------------------------------

On the Date of Issue and on every Processing Date, we will deduct, in order, each of the charges (a) through (g) from the Account Value at the end of the immediately preceding Valuation Period, where:

   (a)  is the Asset-Based Risk Charge
   (b)  is the Administrative Charge;
   (c)  is the Guaranteed Minimum Death Benefit Charge, if elected;
   (d)  is the Issue Charge, if any;
   (e)  is the sum of all charges for ratings, if applicable;
   (f) is the sum of the charges for riders which are part of this policy, if applicable; and
   (g)  is the Cost of Insurance Charge.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate shown in Section 2 multiplied by the Net Amount at Risk on the Processing Date. Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies.

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:
   (a) is the Account Value at the end of the immediately preceding Valuation Period less any indebtedness and less all charges due on the Date of Issue or Processing Date;
   (b) is the Guaranteed Minimum Death Benefit as described in Section 6, if elected, and still in force, minus any indebtedness under Section 10 and withdrawals under Section 11; and
   (c) is the Death Benefit as described in Section 4.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this policy. They will not exceed the Maximum Monthly Rates shown in the applicable Table of Rates in Section 2. The Applied Monthly Rates will be based on our expectations of future mortality experience. They will be reviewed at least once every 5 Policy Years but more frequently than annually. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and policy class, including smoker status, and whose policies have been in force for the same length of time.

--------------------------------------------------------------------------------
10. LOANS
--------------------------------------------------------------------------------

You may borrow money from us on receipt at our Servicing Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made if a Loan Value is available. Each loan must be for at least $1,000. We may defer loans as provided by the law or as provided in Section 21. Loans may not be made if the policy is in a grace period.

9                                                                         VS0999

The Loan Value while the policy is in full force will be 90% of the Account Value. The amount of loan available will be the Loan Value less any existing indebtedness. Values will be determined as of the end of the Valuation Period in which the date of our receipt of the loan application occurs.

The interest charged on any loan will be at an effective annual rate of 4.75% for Policy Years 1-10, 4.5% for Policy Years 11-20, and 4.25% thereafter. Loan interest will accrue daily and will be payable on each Annual Processing Date and on the date the loan is settled. Accrued interest will be added to the loan daily and will bear interest from that date. Interest may be paid in advance at the equivalent effective rate.

A loan may be repaid in full or in part at any time before the Surviving Insured's death, and while the policy is in full force.When excess indebtedness occurs, the policy will terminate at the end of the Valuation Period in which the 31st day after the Notice Date occurs if such excess has not been repaid by that date. "Excess indebtedness" is the amount, if any, by which indebtedness exceeds an amount equal to the Loan Value. "Notice Date" is the date on which notice of excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

When a loan is made, the amount of the loan will be added to Loan Assets. The amount of the loan will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made (unless our then current rules allow you to designate different proportions in your loan request and you in fact do so). Upon any loan repayment, the amount of the repayment will be allocated among the Subaccounts in accordance with the Subaccount Investment Rule in effect on the date of repayment (unless our then current rules allow you to designate a different allocation with your repayment and you in fact do so).

Loan Assets are the total of all loans advanced plus interest credited on each loan amount from the date of the loan at an effective annual rate of 4%.

--------------------------------------------------------------------------------
11.SURRENDERS AND WITHDRAWALS
--------------------------------------------------------------------------------

We will determine and pay the Surrender Value of the policy if the Surviving Insured is then alive, subject to Section 21, and the policy will terminate, as of the end of the Valuation Period in which we receive at our Servicing Office
(i) written notice requesting surrender of the policy, and (ii) the surrendered policy.

While the policy is in full force, the Surrender Value will be an amount equal to the Account Value less any indebtedness.

You may request a withdrawal of part or all of the Surrender Value in accordance with our rules then in effect. The amount of the withdrawal will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made. For each withdrawal we will make a charge to the Account Value of $20. Each withdrawal must be at least $1000. All amounts withdrawn will be subtracted from the Cumulative Premium Balance as described in
Section 6, and will be reflected in death benefit Option A as described in
Section 4.

All amounts withdrawn will be subtracted from the GMDB Premium Balance as described in Section 6 and will also be subtracted from your Account Value. Further, your death benefit will be affected as follows:

   (a) With respect to determining the death benefit under Option A, the death benefit will be reduced by the total of all withdrawals other than any Terminated ASI Withdrawal Amounts.

   (b) With respect to determining the death benefit under Option B, the death benefit will only be affected to the extent that the Account Value will be reduced by all amounts withdrawn. Withdrawals will not affect the Total Sum Insured.

   (c) With respect to determining the death benefit under the Guaranteed Minimum Death Benefit Feature, the Guaranteeed Minimum Death Benefit will be reduced by the total of all withdrawals other than any Terminated ASI Withdrawal Amounts.

"Terminated ASI Withdrawal Amounts" are any withdrawals made while there is an Additional Sum Insured in effect which is later discontinued under the policy because a timely default payment has not been made in connection with an ASI Default as described in Subsection B of Section 7. Under no circumstances may the total of Terminated ASI Withdrawal Amounts exceed the Additional Sum Insured in effect at the time the Additional Sum Insured is discontinued under Subsection B of Section 7.

--------------------------------------------------------------------------------
12. BASIS OF COMPUTATIONS
--------------------------------------------------------------------------------

Minimum surrender values, reserves and net single premiums referred to in the policy are computed on the basis of the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker Mortality Tables with percentage ratings, if applicable, based on the underwriting class and smoking status of each Insured on the Date of Issue. The computations are made using interest at the rate of 4% a year and using continuous functions.

The Account Value while the policy is in full force is computed as described in
Section 8. A detailed statement of the method of computation of values has been filed with insurance supervisory officials of the jurisdiction in which this policy has been delivered or issued for delivery. The values are not less than the minimum values under the law of that jurisdiction.

Any values, reserves and premiums applicable to any Rider shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 12.

--------------------------------------------------------------------------------
13. SEPARATE ACCOUNTS
--------------------------------------------------------------------------------

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Account in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to your policy.

The assets of the Variable Accounts will be invested in shares of corresponding Portfolios of a Fund. The Portfolios will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus, along with any investment management fees associated with the Portfolios of the Fund.

The assets of the Separate Accounts are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Accounts exceed the liabilities of the Separate Accounts arising under the variable life insurance policies supported by the Separate Accounts. We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

   (a) To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

   (b) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

   (c) To transfer any assets in a Variable Account to another Variable Account; or to add, combine or remove Subaccounts.

   (d) To substitute, for the investment company stock held in any Portfolio, another class of stock of the investment company or the stock of another investment company or any other investment permitted by law.

   (e) To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

If any of these changes results in a material change in the underlying investments of Variable Accounts to which the reserves for this policy are allocated, we will notify you of such change. You may then make a new election under the Subaccount Investment Rule and the Variable Account Transfer Provision.

--------------------------------------------------------------------------------
14. ALLOCATION TO SUBACCOUNTS
--------------------------------------------------------------------------------

Any Net Premium processed prior to the 20th day after the Date of Issue will be invested in the Money Market Subaccount. On the 20th day after the Date of Issue (or on the date such Net Premium is received, if later), we will reallocate the amount in the Money Market Subaccount attributable to any such Net Premiums accordance with the Subaccount Investment Rule then in effect. We will allocate all other Net Premiums and all other credits among the Subaccounts in accordance with the Subaccount Investment Rule then in effect. The original Subaccount Investment Rule is chosen by you in the application for this policy. You may elect to change the Subaccount Investment Rule at any time. A change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. We reserve the right to impose limits on the number and frequency of such changes. The minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of election. We will allocate any charges under Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge.

Variable Account Transfer Provision

You may elect to transfer assets held in the Variable Accounts without charge. We reserve the right to impose limits on the number and frequency of such transfers. A transfer will be effective at the end of the Valuation Period in which we receive notice satisfactory to us.

Fixed Account Transfer Provision

You may elect by notice satisfactory to us to transfer without charge part or all of the assets in a Fixed Account, in the manner described below. Except as provided in Section 15, such a transfer will be permitted only once in each Policy Year. The maximum transfer amount is 20% of the Fixed Account Assets, or $500, if greater. We may defer the transfer for up to 6 months after your election would be effective.

--------------------------------------------------------------------------------
15. INVESTMENT POLICY CHANGE
--------------------------------------------------------------------------------

The investment policy of the Funds shall not be materially changed unless a statement of the change is filed with, and not disapproved by, the Insurance Commissioner of Massachusetts. In the event of such a change in investment policy, and while this policy is in full force, you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made), which will be effective as of the end of the Valuation Period in which we receive the notice. If required, any statement of material change filed with the Insurance Commissioner of Massachusetts will be filed with the insurance supervisory officials of the jurisdiction in which this policy is delivered or issued for delivery.

11                                                               VS1199

--------------------------------------------------------------------------------
16. ANNUAL REPORT TO OWNER
--------------------------------------------------------------------------------

While this policy is in full force, we will send you a statement at least annually setting forth the following:

(a) The Death Benefit, Guaranteed Minimum Death Benefit if elected, and Account Value as of the date of the report;
(b) Payments received and charges made since the last report;
(c) Withdrawals since the last report; and
(d) Loan information.
We will furnish other reports if required by law or regulation.

--------------------------------------------------------------------------------
17. REINSTATEMENT
--------------------------------------------------------------------------------

A. Restoration of Guaranteed Minimum Death Benefit Prior to Age 100

If the Guaranteed Minimum Death Benefit (GMDB) has been removed from the policy under Subsection A of Section 7, but the policy is still in full force, the GMDB may be restored within 5 policy years after the beginning of the grace period described in Subsection A provided the date of restoration is prior to the Superannuation Date. In order to restore the GMDB, we will require the following:

     (1)   A written request to restore the GMDB.
     (2) Production of evidence of insurability satisfactory to us, unless restoration is requested within 1 year after the beginning of the grace period described in Subsection B.
     (3) Payment of the difference between the Guaranteed Minimum Death Benefit Premium Target and the
           Cumulative Premium Balance on the Processing Date immediately following the restoration request.

On the Processing Date on which the restoration takes effect, we will deduct from the Account Value any unpaid Guaranteed Minimum Death Benefit charges under
Section 9.

We reserve the right to disallow restoration of the GMDB more than once during the life of the policy.

B. Reinstatement of Policy

If the policy lapses under Subsection B of Section 7, it may be reinstated within 2 years after the beginning of the grace period.

The date of reinstatement is the date as of which all 4 requirements below have been received:

   (1) Written application for reinstatement.
   (2) Production of evidence of insurability satisfactory to us.
   (3) Payment of a Premium at least equal to the sum of all unpaid charges described in Section 9, plus interest on each such charge from the date due to and including the date of reinstatement at an annual effective rate of 6%, plus the sum of such charges due on the three Processing Dates next following the date of reinstatement. If the Guaranteed Minimum Death Benefit had been elected at issue and had not been removed more than 4 years prior to the beginning of the grace period described in Subsection B, it may be restored by paying the difference between the Guaranteed Minimum Death Benefit Premium Target and the Cumulative Premium Balance on the Processing Date immediately following the date of reinstatement.
   (4) Our approval of items (1) through (3).

On the date of reinstatement (i) a death benefit of the policy will be the same as if no lapse date had occurred and (ii) the policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

The Account Value on the date of reinstatement will be the amount in (3) above, less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement if the policy had not lapsed, plus interest on each such charge at an effective annual rate of 6% from the date such charge would have been due to the date of reinstatement.

--------------------------------------------------------------------------------
18. OWNER AND BENEFICIARY
--------------------------------------------------------------------------------

The Owner and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this Section.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice.

If there is no surviving Beneficiary upon the death of the Surviving Insured, then the following will apply:

       If the Surviving Insured is the sole Owner, then the Surviving Insured's estate will be the Beneficiary.

       In all other cases, the Owner(s) remaining after the death of the
       Surviving Insured will be the Beneficiary.  If   there is more than one
       remaining Owner, they will share the proceeds in the same proportions in which their ownership interest is held.

When at least one Insured is alive, you may change the Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. No change or revocation will take effect unless we acknowledge receipt of the notice. If such acknowledgment occurs, then (i) a change of Beneficiary will take effect as of the date the notice is signed, and
(ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or either Insured is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

--------------------------------------------------------------------------------
19. INTEREST ON PROCEEDS
--------------------------------------------------------------------------------

In the event of the Surviving Insured's death, we will pay interest on proceeds paid in one sum from the date of death to the date of payment. The rate will be the same as declared for Option 1, Settlement Provisions.

--------------------------------------------------------------------------------
20. TRANSFER OF ASSETS DURING FIRST 24 MONTHS
--------------------------------------------------------------------------------

At any time during the first 24 months from the Date of Issue of this policy while this policy is in full force, you may elect to transfer all assets held in the Variable Account to the Fixed Account. No charge will be made for such transfer. Such transfer will be allowed regardless of any limits we have imposed on the number and/or frequency of fund transfers.

--------------------------------------------------------------------------------
21. DEFERRAL OF DETERMINATIONS AND PAYMENTS
--------------------------------------------------------------------------------

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make payment impractical, or the Commission by order permits postponement for the protection of our policyholders, we reserve the right to do the following:

   (1) To defer determination of the Account Value, and if such determination has been deferred, to defer:

        (a) determination of the values for a loan as of the end of the Valuation Period in which we receive the loan application at our Servicing Office, and payment of the loan; and

        (b) payment or application of any Death Benefit in excess of the Guaranteed Minimum Death Benefit, if elected.

   (2) To defer determination, application, processing, or payment of a Surrender Value or any other policy transaction dependent upon Account Value.

A deferral, as described above, will be applicable only if any portion of the Account Value is invested in a Variable Account.

We also reserve the right to defer payment of the Surrender Value from the Fixed Account for a period of up to six months.

Except as provided in this provision we will make payment of the Death Benefit, any Surrender Value, any withdrawal, or any loan amount within 7 days of the date it becomes payable.

--------------------------------------------------------------------------------
22. CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and any income payments under this policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

     13                                                            VS1399

--------------------------------------------------------------------------------
23. ASSIGNMENT
--------------------------------------------------------------------------------

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insureds and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

--------------------------------------------------------------------------------
24. INCONTESTABILITY
--------------------------------------------------------------------------------

This policy shall be incontestable after it has been in force during the lifetime of each Insured for 2 years from its Date of Issue, except for fraud or nonpayment of premium. However, if we require evidence of insurability with respect to any payment we are authorized to refuse under Section 5, any increase in the Death Benefit resulting from such payment shall be incontestable after such increase has been in force during the lifetime of at least one Insured for 2 years from the effective date of such increase. Also, with respect to any reinstatement of the policy or the addition of a supplemental benefit or rider, we will not contest the validity of the reinstatement or addition after it has been in effect, during the lifetime of each Insured, for 2 years. During the second Policy Year, we will mail you a notice reminding you that due proof of death of the first Insured must be given to us when such death occurs at any time while this policy is in force.

--------------------------------------------------------------------------------
25. MISSTATEMENTS
--------------------------------------------------------------------------------

If the age or sex of either Insured has been misstated, we will adjust the Basic Sum Insured, any Additional Sum Insured, and every other benefit to that which the premium paid would have purchased at the correct age or sex by the most recent Cost of Insurance Charge deducted under Section 9.

--------------------------------------------------------------------------------
26. SUICIDE
--------------------------------------------------------------------------------

If either Insured commits suicide, while sane or insane, within 2 years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the premiums paid less the amount of any indebtedness, on the Date of Death and less any withdrawals under Section 11. If either Insured commits suicide, while sane or insane, after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 5, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

If there is a Surviving Insured who was not classified as uninsurable on a single life basis when this policy was issued, and due proof of death of the other Insured is provided to us within 60 days of the suicide, we will make a new policy available on the life of the Surviving Insured. The issue age, date of issue, and the Insured's underwriting classification under the new policy will be the same as when this policy was issued. The amount of coverage under the new policy will not be greater than the amount of coverage under this policy. The new policy will include any of the Riders that were included in this policy, if such Riders were available on a single life basis on the date of issue of this policy. We will set the premiums for the new policy in accordance with our regular rules in use on the date of issue of this policy. The new policy will not take effect unless we receive a written application for it and all premiums due since its date of issue are paid to us within 31 days after we notify you of the availability of the new policy. If the person eligible to be insured under the new policy dies prior to the end of such 31 day period, we will pay the death benefit under the new policy less all premiums that would have been due under the new policy from its date of issue to the date of such person's death.

--------------------------------------------------------------------------------
27. THE CONTRACT
--------------------------------------------------------------------------------

The written application for this policy is attached at issue. The entire contract between the applicant and us consists of this policy, such application, and any riders and endorsements. However, additional written applications for policy changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional applications may become part of this policy. All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insureds to defend a claim under this policy unless it is in a written application.

Policy years, policy months, and policy anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calendar day ending at midnight local time at our Servicing Office.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at the Date of Issue.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of this policy, or to extend credit or to make an agreement for us.

--------------------------------------------------------------------------------
28. SETTLEMENT PROVISIONS
--------------------------------------------------------------------------------

Optional Methods of Settlement

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

Option 1-- Interest income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A-- Income of a Specified Amount, with payments each year of at least 1/12th of the proceeds, until they are paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

Option 2B-- Income for a Fixed Period with each payment as declared but not less than that shown on the Table for Option 2B.

Option 3-- Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of those remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

Option 4-- Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5-- Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by sending written notice to us: (a) while either Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the date of death of the Surviving Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

No choice of an option may provide for income payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

The Payee under an option shall be the Beneficiary or either of the Insureds.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee's estate.

Options 3, 4, and 5 are available only if the Payee's age is 40 or older.


     15                                                          VS1599

Table for Settlement Options 2B, 3, 4, and 5

(Monthly payments for each $1,000 of proceeds applied)


-------------------------------------------------------------------------------------------------------

         Option 2B                                         Option 3              Option 4    Option 5
    Income for a Fixed          Age of Payee at  Life Income with Guaranteed       Life        Life
          Period               Birthday Nearest             Period                Income      Income
---------------------------     Date of First    ---------------------------     without    with Cash
Period of Years    Payment         Payment        10 Years          20 Years      Refund      Refund
---------------------------  --------------------------------------------------------------------------
       1            84.46             40            3.53              3.50         3.54        3.46
       2            42.86             41            3.57              3.54         3.58        3.50
       3            28.99             42            3.62              3.58         3.63        3.54
       4            22.06             43            3.66              3.62         3.68        3.58
       5            17.91             44            3.77              3.66         3.73        3.62
---------------------------  --------------------------------------------------------------------------
       6            15.14             45            3.76              3.71         3.78        3.66
       7            13.16             46            3.82              3.75         3.83        3.71
       8            11.68             47            3.87              3.80         3.89        3.75
       9            10.53             48            3.93              3.85         3.95        3.80
      10             9.61             49            3.99              3.90         4.02        3.85
---------------------------  --------------------------------------------------------------------------
      11             8.86             50            4.05              3.95         4.08        3.91
      12             8.24             51            4.12              4.01         4.15        3.96
      13             7.71             52            4.19              4.06         4.22        4.02
      14             7.26             53            4.26              4.12         4.30        4.08
      15             6.87             54            4.34              4.18         4.38        4.15
---------------------------  --------------------------------------------------------------------------
      16             6.53             55            4.42              4.24         4.47        4.21
      17             6.23             56            4.50              4.31         4.56        4.28
      18             5.96             57            4.59              4.37         4.66        4.36
      19             5.73             58            4.69              4.44         4.76        4.44
      20             5.51             59            4.79              4.50         4.87        4.52
---------------------------  --------------------------------------------------------------------------
      21             5.32             60            4.89              4.57         4.99        4.60
      22             5.15             61            5.00              4.64         5.11        4.69
      23             4.99             62            5.12              4.71         5.25        4.78
      24             4.84             63            5.24              4.77         5.39        4.88
      25             4.71             64            5.37              4.84         5.54        4.99
---------------------------  --------------------------------------------------------------------------
      26             4.59             65            5.50              4.91         5.70        5.09
      27             4.47             66            5.64              4.97         5.87        5.21
      28             4.37             67            5.79              5.03         6.06        5.33
      29             4.27             68            5.94              5.09         6.26        5.46
      30             4.18             69            6.10              5.14         6.47        5.59
---------------------------  --------------------------------------------------------------------------
  Annual, Semi-annual, or             70            6.27              5.19         6.69        5.73
  quarterly payments under            71            6.44              5.24         6.94        5.88
   Option 2B are 11.839,              72            6.61              5.28         7.20        6.04
     5.963, and 2.993                 73            6.79              5.32         7.48        6.20
  respectively times the              74            6.98              5.36         7.79        6.38
    monthly payments.
 ---------------------------  -----------------------------------------------------------------------
                                      75            7.16              5.38         8.11        6.56
                                      76            7.35              5.41         8.47        6.75
                                      77            7.54              5.43         8.84        6.96
                                      78            7.72              5.45         9.25        7.17
                                      79            7.91              5.46         9.69        7.39
                             ----------------------------------------------------------------------
                                      80            8.08              5.48        10.17        7.64
                                      81            8.25              5.49        10.68        7.88
                                      82            8.41              5.49        11.23        8.13
                                      83            8.56              5.50        11.82        8.43
                                      84            8.71              5.50        12.46        8.70
                                  85 & over         8.83              5.51        13.14        8.99
                             ----------------------------------------------------------------------------
                                 Options 3, 4, and 5 are available only at the ages as shown.
                             ----------------------------------------------------------------------------

Communications about this policy may be sent to the Company's Servicing Office at P.O. Box 111, Boston, Massachusetts 02117.

Variable Survivorship Policy
Flexible Premiums
Death Benefit payable at death of Surviving Insured
Not eligible for dividends
Schedules of benefits and premiums, and the policy class, are shown on page 3.



     99VEP                       VSBP99                        Printed in U.S.A.